Exhibit 10.21

Execution Version

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (“Agreement”) is entered into as of January 2, 2025 (“Effective Date”), by and among Karl Brenza (“Brenza”), ScanTech AI Systems Inc., a Delaware corporation (“Pubco”), ScanTech Identification Beam Systems LLC, a Delaware limited liability company (“ScanTech”), and Catalytic Holdings I LLC and its affiliates (“Catalytic”).  Brenza, Pubco, ScanTech, and Catalytic are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, ScanTech, Pubco, and the Mars Acquisition Corp. (“Mars”) are parties to that certain Business Combination Agreement dated September 5, 2023, as amended (collectively with any amendments, the “Business Combination Agreement”), pursuant to which the parties thereto agreed, at the Closing thereunder (as defined therein), to effect a business combination transaction pursuant to which, among other things, ScanTech shall merge with certain other entities and become a subsidiary of Pubco, and ScanTech shall continue in business as the operating company under Pubco, shares of which are expected to be listed on the NASDAQ Stock Market under ticker symbol STAI upon the Closing of the Company Merger.  The transactions contemplated by the Business Combination Agreement are hereinafter referred to collectively as the “Business Combination”;

WHEREAS, Brenza anticipates serving as nonexecutive Chairman of Pubco and will have no control over or access to Pubco bank accounts or any other financial assets of Pubco and will only take direction from CEO of Pubco on these matters;

WHEREAS, ScanTech, Catalytic, and Pubco are parties to that certain Conversion and Mutual Release Agreement dated September 20, 2024 (“Conversion”), pursuant to which ScanTech and Pubco had certain deadlines to deliver shares of Pubco stock to Catalytic as is further detailed therein;

WHEREAS, Mars, Pubco, ScanTech, and Catalytic are parties to that certain Trust Waiver and Mutual Release Agreement dated October 20, 2024 (“Trust Waiver”);

WHEREAS, ScanTech and Pubco have indicated that they will not be able to comply with their obligations under the Conversion, including that they will not be able to deliver shares of common stock of Pubco due to Catalytic as and when required thereunder; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

A.Definitions.

For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” means, for a company, any related party, entity that is directly or indirectly controlled by the company or one or more of its intermediaries or entity under common control of the company or having any affiliation with the company.

“Closing” means the closing of the transactions comprising the Company Merger as contemplated by the Business Combination Agreement.

“Closing Date” means the date on which the Closing occurs.

B.Extension of Dates under Relevant Agreements.

The Conversion is hereby extended through and including January 2, 2025. Specifically, although the Conversion provides that if the Closing does not occur on or before December 31, 2024, all transactions contemplated by the Conversion and related agreements shall be unwound, with the parties being fully restored to their prior positions, the parties hereto agree to extend the foregoing deadline through and including January 2, 2025.  To the extent any term in the Trust Waiver requires Closing and delivery to Catalytic of the shares of common stock of Pubco on or before December 31, 2024, the same is hereby extended through and including January 2, 2025.

C.Limited Waiver of Rights to Receive Shares in Accordance with Conversion.

Catalytic hereby agrees that it shall not issue a notice of default or exercise any rights or remedies under the Conversion solely as a result of the inability of ScanTech and Pubco to deliver the shares due to Catalytic via DWAC on the Closing Date, provided that: (a) such inability is partially due to the DTC chill currently in effect; (b) ScanTech and Pubco take all commercially reasonable steps to work with the transfer agent to cause such chill to be lifted at the earliest possible date; (c) ScanTech and Pubco use best efforts to work with the tranfer agent to deliver the shares due to Catalytic by DWAC on the trading day on which the chill is lifted; (d) ScanTech and Pubco use commercially reasonable efforts to support Catalytic in working with the transfer agent securing pre-selling rights with its designated broker(s) through delivery of an approved DRS Statement together with execution and/or approval of medallion waiver(s). and (e) ScanTech and Pubco comply with all other provisions of the Conversion, Trust Waiver, and this Agreement.

D.Taylor Frere Leak-out shares.

Catalytic agrees that 595,000 shares held by TFGS Holdings VII LLC will be added to its 850,000 shares already covered by the Leak-Out Agreement dated September 20, 2024.

E.Mutual Release and Waiver.

Catalytic and its affiliates (individually and collectively, the “Catalytic Releasors”), jointly and severally hereby release Brenza of and from any and all claims, demands, actions, causes of action, liabilities or obligations relating to Conversion and hereby waive any and all claims Catalytic and its affiliates may have against Brenza that arise from or relate to the Conversion; provided, however, that the foregoing shall not apply to any claim arising from any fraud by Brenza, willful or intentional misconduct by Brenza, or gross negligence by Brenza.

F.As consideration for the execution of this agreement, Catalytic shall receive 100,000 shares of Pubco to be registered in Pubco’s Post-closing S-1 registration statement.

G.REPRESENTATIONS AND WARRANTIES

(a)Each Party represents and warrants to the other Parties that:

(i)	It has full power and authority to enter into this Agreement and to perform its obligations hereunder.
(ii)	This Agreement constitutes a valid and binding obligation of such Party, enforceable against it in accordance with its terms.
(iii)

The execution, delivery, and performance of this Agreement by such Party does not conflict with or violate any agreement, instrument, order, judgment, or applicable law to which it is subject or by which it is bound.

H.MISCELLANEOUS

(a)Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule.

(b)Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(c)Amendments.  This Agreement may not be amended except by an instrument in writing signed by all Parties hereto.

(d)Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

(e)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)Conflicts.  In the event of any conflict between the provisions of this Agreement and any agreement applicable after the Closing, the provisions of this Agreement shall control with respect to the specific subject matter hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan Falconer
Dolan Falconer,
Chief Executive Officer

Acknowledged and agreed as at the date first above written.

MARS ACQUISITION CORP

By:	/s/ Karl Brenza
Karl Brenza,
Chief Executive Officer

SCANTECH AI SYSTEMS INC.

By:	/s/ Karl Brenza
Karl Brenza,
Chairman

Acknowledged and agreed as at the date first above written.

CATALYTIC CAPITAL PARTNERS, LP

By:	/s/ Dmitriy Shapiro
Dmitriy Shapiro, Partner

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